FOR IMMEDIATE RELEASE

Contact:  Tom Herrick
          Investor Relations
          (805) 685-9880

                       ROBERT SUTCLIFFE AND MICHAEL KHOURY
                        JOIN MIRAVANT BOARD OF DIRECTORS

SANTA BARBARA,  Calif., January 31, 2005 - Miravant Medical Technologies (OTCBB:
MRVT), a pharmaceutical development company specializing in PhotoPoint(R) photodynamic therapy (PDT), announced today the elections of Robert J. Sutcliffe and Michael Khoury to its board of directors.

Robert Sutcliffe, a venture lawyer and business advisor based in Los Angeles, is the managing director of Craftsman Capital Advisors LLC, and specializes in the representation of entrepreneurs and venture investors in a range of industries including biotechnology. A graduate of UCLA and Harvard Law School, he was partner and group chairman in a corporate law firm until 1989, focusing on venture capital, corporations and securities. He then served as the congressional chief of staff to the Honorable Christopher Cox of California. Subsequently he was director, chief operating officer and general counsel for International Medication Systems Limited, a manufacturer of pharmaceuticals and drug delivery devices. In 1995 he co-founded Digital Gene Technologies, Inc., a genomics-based drug discovery and development company, where he served as director, president and chief executive officer. He is a founding director of Neurome, Inc., a discovery-stage biotechnology company specializing in therapeutics for neurodegenerative diseases.

Michael Khoury, a Los Angeles-based independent consultant to a private investment group, holds an MFA from New York University (Fulbright Scholar) and an MBA from the UCLA Anderson Graduate School of Management. A certified public accountant, he was a senior manger with Deloitte & Touch until 1993. He then served as president and chief executive officer of First National Mortgage Exchange, Inc., which he rebuilt and sold in 1998 to FirstPlus, a leading NYSE-traded mortgage bank. He subsequently served as senior vice president of IMC Mortgage, a consumer finance company. In 1999 he became chief executive officer of InterScore, a consulting firm specializing in E-commerce engineering, successfully selling the firm in 2000 to Ballantyne, an information technologies consulting and staffing company. He currently serves as director on the boards of Neurome, Inc. and SourcingLink, Inc.

Gary S. Kledzik, PhD, chairman and chief executive officer, stated, "I am extremely pleased with the additions of Bob Sutcliffe and Mike Khoury to Miravant's board of directors, both experienced entrepreneurs with impressive business and financial strengths."

About Miravant

Miravant Medical Technologies specializes in pharmaceuticals and devices for photoselective medicine, developing its proprietary PhotoPoint(R) photodynamic therapy (PDT) for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology. PhotoPoint PDT uses photoreactive (light-activated) drugs to selectively target diseased cells and blood vessels. The Company's lead drug, Photrex(TM), is in clinical development as a treatment for wet age-related macular degeneration and has received an approvable letter from the U.S. Food and Drug Administration. Miravant's cardiovascular program focuses on life-threatening coronary artery diseases, with PhotoPoint MV0633 in advanced preclinical testing for atherosclerosis, atherosclerotic vulnerable plaque and restenosis.

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